SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): October 14, 1997



                           FREQUENCY ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                  1-8061               11-1986657
(State or other jurisdiction      (Commission         (I.R.S. Employer
      of incorporation)          File Number)        Identification No.)


55 Charles Lindbergh Blvd., Mitchel Field, NY               11553
 (Address of principal executive offices)                 (Zip Code)


                                 (516) 794-4500
              (Registrant's telephone number, including area code)


                                      None
              (Former name, former address and former fiscal year,
                         if changed since last report)


                                Page 1 of 3 Pages

ITEM 5.  OTHER EVENTS

         On October 14, 1997, the board of directors of registrant declared a cash dividend and a stock dividend on its common stock. Each of these dividends will be payable on Monday, December 1, 1997 to stockholders of record as of the close of business on Friday, October 31, 1997. The details of these dividends are as follows:

         The Cash Dividend: The cash dividend will be paid at the rate of $0.15 per share. The cash dividend will not apply to additional shares issued by way of the stock dividend. With respect to the cash dividend, registrant's common stock will be traded ex dividend commencing Wednesday, October 29, 1997.

         The Stock Dividend: The stock dividend will be paid at the rate of one dividend share for two shares held. In the event a stockholder holds an odd number of shares as of the record date, a fractional one-half share will not be issued and, in lieu of a half-share, registrant will make a cash payment on the payment date. The payment will be calculated at the rate of one-third of the last per share sale price of the common stock on the record date, October 31, 1997. With respect to the stock dividend, registrant's common stock will be traded ex dividend commencing Tuesday, December 2, 1997, and that due bills will be used between the record date and payment date.

         As of October 10, 1997 5,116,607 shares of common stock of registrant were outstanding.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FREQUENCY ELECTRONICS, INC.

                                        By  /s/ Joseph P. Franklin
                                        --------------------------
                                             JOSEPH P. FRANKLIN
                                               Chairman of the
                                               Board of Directors


Dated:   October 14, 1997